Exhibit 99.1

FOR IMMEDIATE RELEASE

INFINITY ANNOUNCES SECOND QUARTER RESULTS AND HIGHLIGHTS RECENT

ACCOMPLISHMENTS

— Highlights Include Further Evidence of Biological Activity of IPI-504 and Selection of Lead Clinical Candidate,

IPI-926, for the Hedgehog Pathway Program —

CAMBRIDGE, Mass. – August 1, 2007 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative cancer drug discovery and development company, today announced results for the second quarter of 2007.

Key second quarter highlights included:

•

Continued evidence of safety, tolerability, and biological activity of IPI-504 in patients with gastrointestinal stromal tumors (GIST) in data presented at the American Society for Clinical Oncology (ASCO) Annual Meeting

•	Advancement of the Hsp90 oral development program, including initiation of IND-enabling studies for a second ansamycin class Hsp90 inhibitor, IPI-493

•	Selection of IPI-926 as the clinical candidate in the Hedgehog cell-signaling pathway program

•	Issuance of a U.S. patent covering the composition of matter of drug candidates in the company’s Hedgehog cell-signaling pathway program

•	A strong balance sheet, ending the second quarter with total cash, cash equivalents, and available-for-sale securities of $122.3 million

“Infinity is achieving key clinical and preclinical objectives that have the potential to build significant value for shareholders,” said Steven H. Holtzman, Chair and Chief Executive Officer of Infinity. “IPI-504 continues to show evidence of biological activity in the relapsed, refractory setting and we anticipate broad clinical expansion later this year evaluating IPI-504 as both a single agent and in combination.”

“In addition, we have selected IPI-926 as the lead clinical candidate in our Hedgehog pathway program,” added Julian Adams, Ph.D., President and Chief Scientific Officer. “This is an important milestone for Infinity. In numerous animal models, IPI-926 potently and selectively inhibits the Hedgehog pathway and shows good oral bioavailability. We have initiated IND-enabling activities and anticipate entering the clinic with IPI-926 in 2008. Moreover, we have now been granted a U.S. patent broadly covering IPI-926 and related molecules.”

Research and Development Update

During the second quarter, Infinity and MedImmune continued to advance the Hsp90 program, including updated data in the IPI-504 i.v. Phase I trial in GIST and other soft tissue sarcomas, continued enrollment in the IPI-504 i.v. Phase I/II trial in non-small cell lung cancer (NSCLC), and advancement of IND-enabling studies for the oral Hsp90 program.

At ASCO in June 2007, Infinity and MedImmune provided updated preliminary data from the open-label Phase I study of IPI-504 in patients with Gleevec®-resistant metastatic GIST and other soft tissue sarcomas. The companies assessed PET response on a 21-day cycle with patients treated on days 1, 4, 8, and 11, followed by 10 days off treatment, using the European Organization for Research and Treatment of Cancer’s (EORTC) PET response criteria which entail a quantitative measurement using SUVmax (maximum standardized uptake value). As reported, 15 of 18 evaluated patients (83 percent) achieved Stable Disease or Partial Response by EORTC PET response criteria. Moreover, as measured by RECIST criteria, 16 of 21 evaluated patients (76 percent) had a best response of Stable Disease. IPI-504 has been well-tolerated at all dose levels tested and a maximum tolerated dose has not been reached.

Infinity Pharmaceuticals, Inc. 780 Memorial Drive Cambridge, MA 02139

tel: 617.453.1000    fax: 617.453.1001    www.ipi.com

IPI-504 is also being evaluated in a Phase I/II clinical trial in patients with advanced NSCLC. IPI-504 has been well-tolerated in this dose-escalation trial and a maximum tolerated dose has not yet been reached. As previously presented at the American Association for Cancer Research (AACR) annual meeting, IPI-504 demonstrated biological activity and dose response in a preclinical xenograft model of TKI-resistant (T790M mutation) NSCLC, including tumor regression at the highest dose level.

Infinity and MedImmune have advanced their oral Hsp90 program and are in the final stages of IND-enabling studies on the oral formulation of IPI-504. In addition, the companies have initiated IND-enabling studies on a second ansamycin class oral Hsp90 inhibitor, IPI-493, which has demonstrated potent and selective inhibition of Hsp90 in preclinical models. During the coming months, the companies will continue analysis of comparative preclinical data of oral IPI-504 and IPI-493. Pending the evaluation of these preclinical data, Infinity and MedImmune anticipate filing an IND on either or both candidates over the course of late 2007 through early 2008.

In their Hedgehog cell-signaling pathway program, Infinity and MedImmune have selected a lead clinical candidate, IPI-926, and have initiated IND-enabling activities. In preclinical models, IPI-926 has shown potent and selective inhibition of the Hedgehog pathway and good pharmacologic properties including oral bioavailability and extended half-life. Infinity and MedImmune anticipate entering into the clinic with IPI-926 in 2008.

On June 12, 2007, Infinity was granted a patent (U.S. Patent No. 7,230,004) by the United States Patent and Trademark Office broadly covering the composition of matter of a genus of compounds, including IPI-926, useful for modulating the Hedgehog cell-signaling pathway. The patent is owned by Infinity and co-exclusively licensed to MedImmune pursuant to the terms of the companies’ collaboration agreement.

Second Quarter Financial Results

On September 12, 2006, Infinity completed its reverse merger with Discovery Partners International, Inc. This transaction was treated for accounting purposes as a reverse asset acquisition and recapitalization. Therefore, the financial information described below reflects the historical results of the pre-merger Infinity and that of the combined company following the merger. This information does not include the historical financial results of Discovery Partners.

At June 30, 2007, Infinity had total cash, cash equivalents, and available-for-sale securities of $122.3 million.

Total revenue for the second quarter of 2007 was $5.7 million as compared to $2.8 million for the second quarter of 2006. The increase in revenue was primarily derived from the amortization of the license fees received from MedImmune in conjunction with its strategic product development alliance with Infinity, reimbursable research and development services provided to Novartis in conjunction with its strategic product development alliance with Infinity, and the acceptance of compounds by Novartis under its technology access agreement with Infinity.

Research and development (R&D) expense was $8.2 million for the second quarter of 2007 as compared to $8.8 million for the second quarter of 2006. Any amounts reimbursable by MedImmune under the cost-sharing provisions of the August 2006 MedImmune agreement are offset against Infinity’s R&D expense. Therefore, Infinity’s R&D expense of $8.2 million for the second quarter of 2007 reflects overall R&D expenditures by Infinity of $11.6 million less $3.4 million in MedImmune reimbursable amounts. The decrease in R&D expense is primarily due to the reimbursable amounts from MedImmune, partially offset by increases in personnel-related and preclinical expenses.

General and administrative expense was $3.2 million for the second quarter of 2007 as compared to $1.4 million in the second quarter of 2006. The increase in expenses reflects higher personnel-related expenses and increased patent and miscellaneous tax expenses.

Infinity’s net loss for the second quarter of 2007 was $4.2 million as compared to a net loss of $7.4 million for the second quarter of 2006. The decrease in net loss was primarily driven by an increase in collaborative research and development revenue and an increase in interest and investment income.

Based on Infinity’s financial position at the end of the second quarter of 2007, and by virtue of its cost-sharing agreement with MedImmune on the Hsp90 and Hedgehog programs and the funding of the company’s Bcl-2 drug discovery program by Novartis, Infinity is able to spend aggressively toward its R&D programs while managing its net cash burn rate. In the absence of any additional financings or business development activities, Infinity anticipates ending 2007 with at least $100 million in cash, cash equivalents, and available-for-sale securities, which is expected to be sufficient to support the company’s current projected operating plan through at least the end of 2009.

Conference Call on Thursday, August 2, 2007 at 8:30 a.m. Eastern Time

Infinity management will host a conference call on Thursday, August 2, 2007 at 8:30 a.m. EDT to provide a business update and discuss the quarter results. A live webcast of the conference call can be accessed in the Investor section of Infinity’s website at http://www.ipi.com. Callers may participate in the call by dialing 1-877-704-5391 (domestic) and 1-913-312-1301 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About the Hedgehog Cell-Signaling Pathway

The Hedgehog cell-signaling pathway is normally active during embryonic development in regulating tissue and organ formation. However, when abnormally activated in adults, the Hedgehog pathway is believed to play a central role in allowing the proliferation and survival of certain cancer-causing cells, including cancers such as pancreatic cancer, prostate cancer, small cell lung cancer, breast cancer, and certain brain cancers.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company that is seeking to leverage its strength in small molecule drug technologies to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. For more information on Infinity, please refer to the company’s website at http://www.ipi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding future preclinical and clinical trial activity for IPI-504, IPI-493, and IPI-926; the timing of IND submissions for IPI-504, IPI-493, and IPI-926; estimates of 2007 financial performance and year-end cash balance; and the expectation that Infinity will have cash to support its current operating plan through at least December 31, 2009. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, be approved for sale in any market or that, if approved, revenue from sales of such product will reach any specific level. In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities and investigational review boards at clinical trial sites; Infinity’s ability to enroll patients in its clinical trials; Infinity’s dependence on its collaborations with MedImmune and Novartis; Infinity’s ability to obtain additional funding required to conduct its research, development and commercialization activities; unplanned cash requirements and expenditures; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any products it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q for the quarter ended March 31, 2007, as filed with the Securities and Exchange Commission on May 9, 2007. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Gleevec® is a registered trademark of Novartis Pharmaceuticals. INFI-G

Infinity Contact:

Monique Allaire

617.453.1105

Monique.Allaire@ipi.com

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2007	December 31, 2006
Cash, cash equivalents and available-for-sale securities	$122,339,876	$101,696,784
Other current assets	7,598,067	44,401,769
Property and equipment, net	7,142,354	6,539,930
Other long-term assets	1,915,360	2,009,399

Total assets	$138,995,657	$154,647,882

Current liabilities	$21,044,818	$24,834,320
Deferred revenue, less current portion	57,916,667	64,791,667
Debt and other long-term liabilities	2,212,982	2,596,940
Total stockholders’ equity	57,821,190	62,424,955

Total liabilities and stockholders’ equity	$138,995,657	$154,647,882

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Collaborative research and development revenue	$5,654,170	$2,818,695	$11,769,920	$3,537,445

Operating expenses:
Research and development	8,186,976	8,824,946	15,663,379	18,502,965
General and administrative	3,237,390	1,385,653	6,530,421	3,358,353

Total operating expenses	11,424,366	10,210,599	22,193,800	21,861,318

Loss from operations	(5,770,196)	(7,391,904)	(10,423,880)	(18,323,873)

Other (expense) income:
Interest expense	(29,222)	(212,173)	(131,688)	(354,053)
Interest and investment income	1,639,595	208,407	3,506,037	402,651

Total other income (expense)	1,610,373	(3,766)	3,374,349	48,598

Net loss	$(4,159,823)	$(7,395,670)	$(7,049,531)	$(18,275,275)

Basic and diluted net loss per common share*	$(0.21)	$(3.04)	$(0.36)	$(7.57)

Basic and diluted weighted average number of common shares outstanding*	19,505,672	2,435,095	19,438,731	2,413,245

*	Basic and diluted net loss per common share and weighted average shares outstanding were impacted by the conversion of preferred stock and issuance of common stock in connection with the DPI merger.

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